EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT



21(a)  Rachel's Gourmet Snacks, Inc.
       A Minnesota Corporation
       8120 Penn Avenue South
       Bloomington, MN 55431
       d/b/a Rachel's Gourmet Snacks




21(b)  Triple-C-Inc.
       A Corporation Registered in Toronto, Ontario  Canada
       8 Burford Road
       Hamilton, Ontario  L8E 5B1